                                                               NEWS RELEASE
Contact: Jessica B. Willingham
(314) 342-3300/jwillingham@lacledegas.com

FOR IMMEDIATE RELEASE

The Laclede Group Names New Chairman of the Board and Chief Executive Officer
Directors re-elected and dividend declared

ST. LOUIS (January 26, 2012) – The Laclede Group, Inc. (NYSE: LG) announced today that its Board of Directors named William E. Nasser as its chairman of the board and appointed Suzanne Sitherwood as chief executive officer, each to succeed Douglas H. Yaeger, who is retiring as chairman and chief executive officer of The Laclede Group on February 1, 2012.

At its meeting today, the Board of Directors also declared a quarterly dividend of 41½ cents per share.  The dividend will be payable on April 3, 2012 to shareholders of record on March 12, 2012.

Also today, Mr. Yaeger presided over the Company’s annual shareholder meeting at the Renaissance St. Louis Grand Hotel.  During the meeting, shareholders approved several items of business, the first of which was the re-election of three directors, each to a three-year term:
-	Arnold W. Donald, president and CEO of the Executive Leadership Council;
-	Anthony V. Leness, retired managing director investment banking for the global power & energy group of Merrill Lynch;
-	William E. Nasser, retired chairman, CEO and president for Petrolite Corporation

The shareholders also elected one director for a one-year term:
Suzanne Sitherwood, president of The Laclede Group.

Additionally, shareholders:
-	Approved The Laclede Group 2006 Equity Incentive Plan as amended; and
-	Ratified the appointment of Deloitte & Touche LLP as the independent registered public accountant for the Company for its fiscal year 2012.

ABOUT THE LACLEDE GROUP

Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth. Its subsidiary, Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 625,000 residential, commercial and industrial customers in St. Louis City and parts of 10 counties in eastern Missouri. Laclede Group’s primary non-regulated business, Laclede Energy Resources, Inc., is included within the Non-Regulated Gas Marketing segment. For more information about Laclede Group and its subsidiaries, visit www.TheLacledeGroup.com.

###